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Contacts:
Samer Bahou
Cypress PR
(408) 232-4552
samer.bahou@cypress.com

For Immediate Release

Cypress Appoints Catherine Lego to Board of Directors

Experienced Technology and Semiconductor Board Member Known for
Excellent Corporate Governance Will Support Execution of Company Strategy

SAN JOSE, Calif., September 6, 2017 - Cypress Semiconductor Corp. (Nasdaq: CY) today announced the appointment of Catherine P. Lego to its board of directors. She will serve on the company’s Audit Committee. Lego brings to Cypress an established board record with public technology companies and more than a dozen private enterprises, plus invaluable experience supporting executive teams to drive the strategic growth of component, module and systems businesses.

“We are pleased to have Cathy Lego join Cypress’ board,” said Steve Albrecht, Cypress’ chairman. “She will be an excellent addition. Cathy brings a wealth of high tech board experience that aligns well with Cypress’ strategic evolution to become a high-growth leader of embedded solutions. We expect her to be an outstanding resource who will help the management team continue its strong execution of the Cypress 3.0 strategy.”

Lego currently serves on the boards of Lam Research Corporation and IPG Photonics Corporation. At Lam Research, she chairs the Compensation Committee and is a member of the Nominating and Governance Committee. From 2009 until 2014, she chaired the Audit Committee. At IPG Photonics, her roles include chair of the Compensation Committee and member of the Audit Committee. She was previously on the board of Fairchild Semiconductor from 2013 until its 2016 acquisition by ON Semiconductor. In addition, she served on the boards of SanDisk Corporation and JDS Uniphase. During her tenure of more than 25 years contributing in various committee roles, Lego has been trusted as chair or member of Audit Committees for almost every public or private company board she has been affiliated with. In 2015, she received a Directors 100 award from the National Association of Corporate Directors (NACD) for her board service.

Lego previously was a partner at two venture capital funds and practiced as a certified public accountant with Coopers & Lybrand (now PwC). She is the founder, owner and principal of Lego Ventures, LLC, where she consults with early-stage technology companies, develops business plans, obtains seed and

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expansion financing, and advises on strategic growth through mergers or acquisitions.

Lego, 60, holds a B.A. in economics and biology from Williams College and an M.S. in accounting from the New York University Graduate School of Business.

About Cypress
Cypress is the leader in advanced embedded system solutions for the world’s most innovative automotive, industrial, home automation and appliances, consumer electronics and medical products. Cypress’ programmable systems-on-chip, general-purpose microcontrollers, analog ICs, wireless and USB-based connectivity solutions and reliable, high-performance memories help engineers design differentiated products and get them to market first. Cypress is committed to providing customers with the best support and engineering resources on the planet enabling innovators and out-of-the-box thinkers to disrupt markets and create new product categories in record time. To learn more, go to www.cypress.com.

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